SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report:
February 2, 2004

BAR HARBOR BANKSHARES

MAINE (State)	841105-D (Commission File Number)	01-0293663 (IRS Employer ID)

Address of Principal Executive Offices:
PO Box 400, 82 Main Street
Bar Harbor, ME 04609-0400

(207) 288-3314
(Registrant’s telephone number, including area code)

Item 7. Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) The following exhibit is included with this report.

Exhibit No.	Description

99.1	Press Release, dated February 2, 2004

Item 12. Results of Operations and Financial Condition.

(a)

On February 2, 2004, Bar Harbor Bankshares issued a press release announcing its results of operations for the year ended December 31, 2003. A copy of the press release is included as Exhibit 99.1 and is incorporated herein by reference.

(b)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2004

BAR HARBOR BANKSHARES

 /s/Joseph M. Murphy

Joseph M. Murphy
President and Chief Executive Officer

 For more information contact: FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

EARNINGS PER SHARE UP 16.4% AT BAR HARBOR BANKSHARES

Bar Harbor, Maine (February 2, 2004) – Bar Harbor Bankshares (AMEX:BHB) President and Chief Executive Officer, Joseph M. Murphy, today announced fully diluted earnings per share of $1.63 for the year ended December 31, 2003, representing an increase of 23 cents per share or 16.4% compared with the previous year. The Company’s 2003 net income amounted to $5.21 million, up 14.1%, compared with 2002. Fourth quarter earnings of $1.26 million or 40 cents per diluted share were up 2.7% from the third quarter, but were lower than the same quarter in 2002, reflecting a tighter net interest margin and certain one-time costs associated with operating efficiency improvements.

In making the announcement, Mr. Murphy said, "We are pleased with the results achieved during 2003 and the continued improvement in the Company’s performance. Consistent with industry-wide trends, our net interest margin remained under pressure throughout the year as yields on earning assets declined at a faster pace than deposit rates and other funding sources. Earning asset growth enabled us to generate a $215 thousand increase in net interest income compared with 2002. And, more important to our long term success, the Company maintained an asset sensitive balance sheet, which we believe positions us well for rising interest rates and an improving economy."

Led by strong growth in both the consumer and commercial loan portfolios, total average assets increased $41 million or 8.0% during 2003, ending the year at an all time high of $584 million. Total average loans amounted to $368 million during 2003, representing an increase of $42 million or 12.9%, compared with the prior year. Residential real estate loan originations amounted to $114 million during 2003, continuing the record pace established during 2002. Total average deposits grew $19 million during 2003 or 6.1%, ending the year at $339 million.

At December 31, 2003 the Company’s total non-performing loans amounted to $1.5 million, or 0.39% of total loans, and the reserve for loan losses expressed as a percent of non-performing loans stood at 353%. Net charge offs remained nominal during 2003, totaling $237 thousand, or 0.06% of average loans outstanding, following $294 thousand or 0.09% during 2002. At year-end, the allowance for loan losses amounted to 1.38% of total loans, compared with 1.42% at December 31, 2002. "We are especially pleased with the continued strengthening of credit quality in our loan portfolio. Our ability to reduce the loan loss provision from prior year levels contributed favorably to our 2003 performance," said Mr. Murphy.

Total non-interest income amounted to $7.3 million during 2003, representing an increase of $638 thousand or 9.5%, compared with 2002. The increase in non-interest income was principally attributed to gains from the sale of investment securities.

Total non-interest expense amounted to $19.2 million during 2003, representing an increase of $868 thousand or 4.7% compared with the 2002. The increase was principally attributed to 6.5% rise in salaries and employee benefit expenses, reflecting strategic additions to the Company’s workforce, employee compensation adjustments and severance payments, and increases in subsidized health insurance and retirement benefits. Non-interest expenses also included certain one-time charges recorded during 2003 in connection with operating cost improvements and other changes at BTI Financial Group.

The Company continues to exceed regulatory requirements for well-capitalized institutions, ending the year with a capital-to-assets ratio of 9.1%.

Bar Harbor Bankshares is the parent company of the wholly owned subsidiaries, Bar Harbor Banking and Trust Company and BTI Financial Group. Bar Harbor Banking and Trust Company, founded in 1887, provides full service banking with ten locations throughout Down East Maine. BTI Financial Group subsidiaries include Bar Harbor Trust Services, a Maine chartered trust company, and Dirigo Investments, Inc., a NASD registered broker dealer. BTI Financial Group offers a comprehensive array of private banking, financial planning, brokerage, investment management and trust services to individuals, businesses, non-profit organizations and municipalities. This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the -protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited, to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. A further description of the general risks and uncertainties and other factors applicable to the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, in the section captioned "Management’s Discussion and Analysis of Financial Condition and Results of Operations." The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)

	Period End		Average
Balance Sheet Data	12/31/03	12/31/02	2003	2002

Total Assets	$ 583,746	$ 553,818	$560,259	$ 518,939
Total Loans	383,408	351,535	367,701	325,712
Reserve for possible loan losses	5,278	4,975	5,235	4,607
Total Deposits	339,080	322,015	322,111	303,475
Borrowings	170,506	156,558	176,810	157,150
Shareholders' Equity	53,115	53,836	53,924	52,813

	Three Months Ended		Year Ended
Results Of Operations	12/31/03	12/31/02	12/31/03	12/31/02

Interest and dividend income	$ 7,611	$ 8,105	$ 30,579	$ 32,064
Interest expense	2,669	3,152	11,075	12,775
Net interest income	4,942	4,953	19,504	19,289
Provision for possible loan losses	120	225	540	1,100
Net interest income after
provision for loan losses	4,822	4,728	18,964	18,189

Noninterest income	1,806	1,558	7,339	6,701
Noninterest expense	4,932	4,539	19,204	18,336

Pre-Tax Income	1,696	1,747	7,099	6,554
Income Tax	434	419	1,892	1,742

Net income before accounting change	1,262	1,328	5,207	4,812
Less: Accounting change net of tax	--	--	--	(247)
Net income	$ 1,262	$ 1,328	$ 5,207	$ 4,565

Earnings per share:
Basic before accounting change	$ 0.41	$ 0.43	$ 1.67	$ 1.49
Accounting change	--	--	--	(0.07)
Basic after accounting change	$ 0.41	$ 0.43	$ 1.67	$ 1.42

Diluted before accounting change	$ 0.40	$ 0.41	$ 1.63	$ 1.47
Accounting change	--	--	--	(0.07)
Diluted after accounting change	$ 0.40	$ 0.41	$ 1.63	$ 1.40

Dividends per share	$ 0.19	$ 0.19	$ 0.76	$ 0.76
Return on Average Equity	9.35%	9.84%	9.66%	8.64%
Return on Average Assets	0.87%	0.96%	0.93%	0.88%
Capital to Assets, period end	9.10%	9.72%
Book Value per share, period end	$ 17.11	$ 16.93
Shares outstanding, period end	3,103,611	3,179,891